                                                                   EXHIBIT 10.18

                         SOFTWARE DISTRIBUTION AGREEMENT

                                 by and between

                   STEREOTAXIS INC., UNITED STATES OF AMERICA

                 - hereinafter referred to as "Stereotaxis" -
                                       and

                 SIEMENS AKTIENGESELLSCHAFT, BERLIN AND MUNCHEN,
                           Federal Republic of Germany

                    - hereinafter referred to as "Siemens" -

           concerning the "3D Pre-Operative Image Navigation" software

                             CONFIDENTIAL TREATMENT

                         REQUESTED BY STEROTAXIS, INC.


ARTICLE 1  - DEFINITIONS ....................................................  3

ARTICLE 2  - LICENSE GRANT ..................................................  5

ARTICLE 3  - COPYRIGHT, TRADEMARKS, TITLE ...................................  6

ARTICLE 4  - SUPPLY OF LICENSED SOFTWARE AND SOFTWARE DOCUMENTATION .........  7

ARTICLE 5  - TIMELINES ......................................................  8

ARTICLE 6  - WARRANTY .......................................................  8

ARTICLE 7  - INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES ..................  9

ARTICLE 8  - PRICE, PAYMENT ................................................. 13

ARTICLE 9  - AUDITING RIGHTS ................................................ 14

ARTICLE 10 - MAINTENANCE .................................................... 14

ARTICLE 11 - CONFIDENTIALITY ................................................ 15

ARTICLE 12 - LIMITATION OF LIABILITY ........................................ 18

ARTICLE 13 - FORCE MAJEURE .................................................. 19

ARTICLE 14 - ARBITRATION .................................................... 19

ARTICLE 15 - SUBSTANTIVE LAW ................................................ 20

ARTICLE 16 - TERM OF THE AGREEMENT .......................................... 20

ARTICLE 17 - TERMINATION .................................................... 20

ARTICLE 18 - EXPORT REGULATIONS ............................................. 22

ARTICLE 19 - MISCELLANEOUS .................................................. 22

PREAMBLE

WHEREAS, Siemens and Stereotaxis have entered into an extended collaboration agreement to improve interventional procedures in the cardiac cathlab by enabling visualization and navigation with pre-operative anatomical 3D images (hereinafter referred to as the "Extended Collaboration Agreement");

WHEREAS, Siemens and Stereotaxis do not intend for any provision of this Agreement to alter or amend the rights or obligations provided under the Extended Collaboration Agreement;

WHEREAS, Siemens has developed the Siemens "Pre-operative Imaging Component" software and/or is the owner of or is entitled to dispose of the proprietary rights of and/or titles to such software product;

WHEREAS, Stereotaxis desires to obtain license and distribution rights in such software product;

WHEREAS, Siemens is willing to license such software product to Stereotaxis as consideration for license fees stated herein and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained Stereotaxis and Siemens agree as follows:

ARTICLE 1 - DEFINITIONS

Wherever used in this Agreement, unless otherwise indicated expressly in the context of this Agreement, the following terms shall have the following meanings ascribed to them:

1.1 "Agreement" shall mean this software distribution agreement including all Annexes and any matters specifically incorporated herein by reference and made a part hereof.

1.2 "End-user" shall mean the customer of Stereotaxis who uses the Licensed Software as embedded within the Product for its own medical or scientific purposes.

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.


1.3 "Licensed Software" shall mean the software program presently known as 3D Pre-Operative Image Navigation V1.00 in Object Code and finally and conclusively described in ANNEX 1 and all Updates thereto.

1.4 "Software Documentation" shall mean the information needed to draft End-user manuals and all other information related to the Licensed Software, as set-out in ANNEX 2 and all Updated Software Documentation thereto. Siemens will provide this in machine-readable form.

1.5 "Effective Date" shall mean the date on which the last of the Parties has executed this Agreement.

1.6      "Hardware" shall mean the hardware equipment as described in ANNEX 3.

1.7 "Object Code" shall mean code for the Licensed Software resulting from translation of source code into machine readable format appropriate for operation on the Hardware.

1.8 "Product" shall mean the Stereotaxis Navigant system or similar or extended successor systems.

1.9 "Reference Environment" shall mean a system consisting of the Hardware and the software described in ANNEX 1 and shall be used for testing the Licensed Software and for communicating, duplicating and reproducing errors of the Licensed Software.

1.10 "Updated Software Documentation" shall mean any change in the Software Documentation that is needed because of an Update or changes of the Hardware.

1.11 "Update" shall mean a new release of the Licensed Software that incorporates error corrections; software changes due to vendor-required Hardware changes, or for migration to higher versions of Windows software or DICOM networking standard, improved performance and other minor changes, none of which will delete any functionality. Improved performance will only be part of Updates, if and to the extent Siemens is contractually allowed to license such improvement to Stereotaxis. It is designated by a change in the second digit to the right of the decimal point in the Licensed Software version number.

1.12 "Affiliate" shall mean a corporation, company or other entity

         (i) more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of the board of directors or a similar managing authority or a supervisory board are, or

         (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of the ownership interest representing the right to make decisions for such entity is now or hereafter, owned or controlled directly or indirectly, by Stereotaxis or its parent companies or Siemens, respectively, but such corporation, company or other entity shall be deemed to be an Affiliate only so long as such ownership or control exists.

1.13     "Party" shall mean either Siemens or Stereotaxis.

1.14     "Parties" shall mean both Siemens and Stereotaxis.

ARTICLE 2 - LICENSE GRANT

2.1 Subject to the terms of this Agreement and without limiting the rights of the parties under the Extended Collaboration Agreement, Siemens hereby grants to Stereotaxis for the term of this Agreement subject to the payment of the license fees as set forth in Article 8 a non-exclusive, non-transferable, worldwide license to use, copy, distribute to End-users and to sublicense End-users the right to use the Licensed Software.

2.2 Subject to the terms of this Agreement, Siemens hereby grants to Stereotaxis for the term of this Agreement, subject to the payment of the license fees as set forth in Article 8, a non-exclusive, non-transferable, worldwide license to use, copy, change, translate and distribute to End-users the Software Documentation as part of an End-user manual that is handed over to the End-user. There shall be no reference in End-user manuals as to the origin of the Software Documentation.

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.


2.3 Each licensing of Licensed Software to End-users shall be subject to legally binding, written license agreements the terms and conditions of which shall contain appropriate terms that are substantially similar to the terms of Articles 2, 3 and 11 of this Agreement.

2.4 If the Parties agree to incorporate freeware, shareware or open source software into the Licensed Software, no license fee shall be charged to Stereotaxis for the use of such freeware, shareware or open source software. Stereotaxis acknowledges and agrees that Siemens provides no warranties and shall have no liability whatsoever in respect of Stereotaxis's possession and/or use of the freeware, shareware or open source software. Regarding such portions of Licensed Software, Stereotaxis hereby accepts the specific license conditions either being part of the Software Documentation or accompanying the Hardware ("Open Source Conditions"). Upon request of Stereotaxis, Siemens shall provide a copy of the source code of the open source software, if required by the Open Source Conditions. To the extent there is a conflict between this Agreement and the Open Source Conditions, the terms of the Open Source Conditions shall prevail over the terms and conditions of this Agreement with regard to the open source software.

ARTICLE 3 -- COPYRIGHT, TRADEMARKS, TITLE

3.1 All rights, title and interest in and to the Licensed Software (and any part thereof) and the Software Documentation (and any part thereof), other than those expressly granted herein, shall remain wholly vested in Siemens or its third party licensors. Stereotaxis acknowledges that it has no rights whatsoever in respect of the Licensed Software and Software Documentation save for those expressly granted to it by this Agreement.

3.2 Nothing in this Agreement entitles either Party to use any trademark of the other Party or its Affiliates or any other mark confusingly similar thereto, without the express written consent of the other Party.

3.3 Stereotaxis shall in any case use reasonable efforts to safeguard the Licensed Software and the Software Documentation in its possession and control the rights therein with the same degree of case as is used with respect to Stereotaxis's own equally important software, documentation and rights therein, but at least with reasonable care.

Other than as permitted hereunder, as contemplated under the Extended Collaboration Agreement or required by law, Stereotaxis shall not copy, translate, modify, create derivative works, disassemble, reverse engineer, decompile, attempt, directly or indirectly, to otherwise obtain or create source code of the Licensed Software or otherwise use the Licensed Software and Software Documentation

3.4 Stereotaxis agrees that using, distributing, copying, duplicating or otherwise reproducing all or any part of the Licensed Software other than in accordance with this Agreement, and Stereotaxis's failure to perform its obligations for End-users as set forth in this Agreement, may be considered a material breach of this Agreement.

3.6 In case of Siemens' knowledge or reasonable assumption that, as a result of an action or inaction by Stereotaxis a third party is using or has used the Licensed Software or Software Documentation without proper authorization, then upon receipt of written request from Siemens, Stereotaxis shall confirm in writing whether such third party is an End-user or not. If such third party is an End-user, then Siemens and Stereotaxis shall mutually decide on the proper course of action to address the potential infringement. If such third party is not an End-user, then Stereotaxis shall reasonably assist Siemens in enforcing its rights (which assistance shall not include preparation for or participation in litigation) against such third party, and shall furnish all available information thereto which Stereotaxis is permitted to disclose.

ARTICLE 4 - SUPPLY OF LICENSED SOFTWARE AND SOFTWARE DOCUMENTATION

4.1 Siemens will supply to Stereotaxis the Object Code of the Licensed Software and Software Documentation on CD or other electronic form as a master copy. During the term of this Agreement, Stereotaxis may use, copy and distribute the Licensed Software and the Software Documentation. Stereotaxis shall provide to Siemens on a quarterly basis a list of the number of new End-users. Siemens may audit Stereotaxis in accordance with Section 9 below.

4.2 Siemens will without undue delay make available to Stereotaxis any new Update for licensing under the terms and conditions of this Agreement.

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.


ARTICLE 5 - TIMELINES

         Both Parties will use commercially reasonable efforts to meet the timelines set forth in Annex 1. As part of these efforts, Siemens will support Stereotaxis, at no cost to Stereotaxis, in Stereotaxis's integration of the Licensed Software into the Product by providing assistance with respect to the Licensed Software, including, but not limited to, providing error corrections on a timely basis for any errors identified in the Licensed Software, during Stereotaxis's initial integration testing and subsequent Alpha and Beta testing with potential End-users.

ARTICLE 6 - WARRANTY

6.1 Siemens warrants that the Licensed Software: 1) is free of viruses and/or programming devices (e.g. license keys) that are designed to (a) disrupt the use of the Licensed Software, or any system with which the Software operates, or (b) destroy or damage data or make data inaccessible or delayed; and 2) as originally delivered by Siemens to Stereotaxis, is free from and will remain free from substantial non-conformities in design, material and workmanship during the warranty period of twelve months from the date of delivery. The Licensed Software is considered free from such non-conformities if it operates in substantial conformance with the Software Documentation. In the event of a breach of the foregoing warranties, Siemens shall perform maintenance service as defined in Article 10, below, at no cost to Stereotaxis or any End-user, during the warranty period of twelve months from the date of delivery and thereafter on a fee-paid basis as defined in Article 6.2, below.

6.2 With respect to an End-user, such cost-free maintenance period shall start at the time such End-user's sublicense of the Licensed Software commences for such End-user. The maintenance shall be provided without cost to Stereotaxis or its End-users for twelve (12) months from the End-user's sublicensing of the Licensed Software, after which Siemens may charge for its performance of maintenance services as described in Annex 5.

6.3 UNLESS EXPLICITLY STATED IN THIS AGREEMENT, SIEMENS MAKES NO WARRANTIES RELATED TO THE LICENSED SOFTWARE OR SOFTWARE DOCUMENTATION EITHER, EXPRESS, STATUTORY, OR IMPLIED INCLUDING

         BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

ARTICLE 7 - INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

7.1 (A) Except as set forth below in this Article, and subject to the conditions and limitations stated below in this Article, Siemens shall be liable for any claim, suit, action or proceeding brought against Stereotaxis, or an End-user, by a third party to the extent it is based on: a) any alleged infringement of patents, trademarks or copyrights of a third party and protected under the laws of the USA or Germany b) any alleged unlawful or improper disclosure or use or misappropriation of a trade secret; or (c) any alleged violation of any other intellectual property or moral right, in any such case, asserted against Stereotaxis or an End-user by virtue of Stereotaxis's or an End-user's use, distribution or possession of the Licensed Software or Software Documentation or respective updates as provided in this Agreement (hereinafter collectively referred to as "Claim(s)").

         (B) If, as a result of such a Claim, Stereotaxis becomes enjoined or it is likely, in Siemens' reasonable opinion, that Stereotaxis will become enjoined from using the Licensed Software, Software Documentation, Updates and/or Updated Software Documentation, Siemens shall at its election and its cost - except as set forth below in this Article, and subject to the conditions and limitations stated below in this Article:
         (i) procure for Stereotaxis the right to continue to use the Licensed Software, Software Documentation, Updates and/or Updated Software Documentation as provided in this Agreement; (ii) provide Stereotaxis with a non-infringing replacement product and/or documentation, or modify the Licensed Software, Software Documentation, Updates and/or Updated Software Documentation so that it becomes non-infringing, provided that the replacement/modified Licensed Software and/or Updates meet substantially the same performance and functional specifications provided in the Software Documentation or Updated Software Documentation; or, only if options (i) and (ii) are not possible despite the exercise of commercially reasonable efforts, (iii) upon return of the infringing Licensed Software at Siemens request, refund to Stereotaxis the purchase price actually paid. Except with respect to the obligations in the following paragraph (C), upon Siemens' execution of one of the options set out in this Section, Siemens shall be relieved of any further obligation or liability to Stereotaxis as a result

                                                       CONFIDENTIAL TREATMENT
                                                    REQUEST BY STEREOTAXIS, INC.

         of any such infringement and Siemens shall not be obligated to deliver any replacement Licensed Software if Siemens has met the requirements to exercise option (iii) above. Any modified or replacement software and/or documentation provided under this Article 7 shall be subject to all of the terms and conditions of this Agreement, including without limitation, the provisions of this Article 7.

         (C) Siemens agrees to defend and to the extent a Claim is asserted against Stereotaxis or an End-user, indemnify and hold the End-user and Stereotaxis, its officers, directors, shareholders, agents and employees (collectively, "Stx Indemnified Parties") harmless from and against any and all loss, cost, damage or liability, including counsel fees and costs, arising out of or related to any Claim. Siemens shall control and direct the investigation, defense and settlement of each such Claim and Stereotaxis agrees, at Siemens' request and expense, to reasonably cooperate with Siemens in connection with the foregoing and in Siemens' efforts to mitigate any potential damages, costs and expenses incurred by Siemens under this provision.

7.2 Stereotaxis, the End-user and the Stx Indemnified Parties shall give Siemens prompt written notice of any alleged or threatened Claims. Stereotaxis, the End-user and the Stx Indemnified Parties shall not consent to any judgment or decree or compromise of any Claim without first obtaining Seimens' written consent. Siemens shall give prompt, written notice to Stereotaxis of any actual or threatened Claim against Siemens or customers of Siemens which Siemens, in its reasonable discretion, deems to be of importance to Stereotaxis.

7.3 Siemens shall not be liable with respect to any Claim to the extent arising out of our relating to either:

         (i) use or incorporation in any Licensed Software of any design or technique, furnished or requested by Stereotaxis or an End-user; or

         (ii) the combination with or incorporation of the Licensed Software into the Product, software, or subassembly not supplied or specified by Siemens if such infringement would not have occurred without such combination or use thereof; or

         (iii) the modification of Licensed Software by Stereotaxis or an End-user unless such modification is in accordance with Siemens' instructions; or

         (iv) the use of Licensed Software by Stereotaxis or an End-user other than as permitted under this Agreement; or

         (v) use or distribution by Stereotaxis of other than the most current Update of the Licensed Software (if such Claim would have been prevented by the use of such Update) after such Update has been made available to Stereotaxis at no additional charge.

7.4 (A) Except as set forth below in this Article, and subject to the conditions and limitations stated below in this Article, Stereotaxis shall be liable for any claim, suit, action or proceeding brought against Siemens by a third party to the extent it is based on: a) any alleged-infringement of patents, trademarks or copyrights of a third party and protected under the laws of the USA or Germany b) any alleged unlawful or improper disclosure or use or misappropriation of a trade secret; or (c) any alleged violation of any other intellectual property or moral right; in any such case, asserted against Siemens or one of the Siemens Indemnified Parties by virtue of Siemens' authorization of Stereotaxis for the use, incorporation, combination, distribution or possession of the Licensed Software or Software Documentation or respective updates as provided in this Agreement (hereinafter referred to as "Stx Claim(s)").

         (B) Stereotaxis agrees to defend and to the extent a Stx Claim is asserted against Siemens, indemnify and hold Siemens, its officers, directors, shareholders, agents, and employees ("Siemens Indemnified Parties") harmless from and against any and all loss, cost, damage or liability, including counsel fees and costs, arising out of or related to any Stx Claim. Stereotaxis shall control and direct the investigation, defense and settlement of each such Stx Claim and Siemens agrees, at Stereotaxis's request and expense, to reasonably cooperate with Stereotaxis in connection with the foregoing and in Stereotaxis's efforts to mitigate any potential damages, costs and expenses incurred by Stereotaxis under this provision.

7.5 Siemens shall give Stereotaxis prompt written notice of any alleged or threatened Stx Claims. Siemens shall not consent to any judgment or decree or compromise of any Stx Claim without first obtaining Stereotaxis's written consent. Stereotaxis shall give prompt, written notice to Siemens of any actual or threatened Stx Claim against Stereotaxis which Stereotaxis, in its reasonable discretion, deems to be of importance to Siemens.

7.6 Stereotaxis shall not be liable with respect to any Stx Claim to the extent arising out of or relating to either:

         (i) the modification of the Product by any person or entity other than Stereotaxis or not in accordance with Stereotaxis's instructions; or

         (ii) use or modification in the Product of any design or technique, furnished or requested by Siemens.

7.7 THE FOREGOING SECTIONS STATE THE ENTIRE LIABILITY OF EACH PARTY AND THE EXCLUSIVE PERFORMANCE REMEDY OF THE OTHER PARTY WITH RESPECT TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS, EITHER STATUTORY OR EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY PATENT RIGHTS, COPYRIGHTS, UTILITY MODELS, DESIGN PATENTS, MASK WORK RIGHTS, MORAL RIGHTS, TRADE SECRETS, TRADEMARKS, TRADE NAMES, SERVICE MARKS, KNOW-HOW AND ANY OTHER SIMILAR RIGHTS OR INTANGIBLE ASSETS RECOGNIZED UNDER ANY LAWS OR INTERNATIONAL CONVENTIONS, AND IN ANY COUNTRY OR JURISDICTION IN THE WORLD AS INTELLECTUAL CREATIONS TO WHICH RIGHTS OF OWNERSHIP ACCRUE, AND ALL REGISTRATIONS, APPLICATIONS, DISCLOSURES, RENEWALS, EXTENSIONS, CONTINUATIONS OR REISSUES OF THE FOREGOING NOW OR HEREAFTER IN FORCE. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL WARRANTIES AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS AS MENTIONED BEFORE ARE HERBY DISCLAIMED TO THE FULLEST EXTENT PERMITTED BY LAW.

7.8 Article 12 (Limitation of Liability) is applicable to Siemens' and Stereotaxis's liability under this Article 7. This Article 7 shall survive any termination or expiration of this Agreement.


ARTICLE 8 - PRICE, PAYMENT


8.1 As compensation for the license rights granted to Stereotaxis under this Agreement,

         Stereotaxis agrees to pay to Siemens for each copy of the Licensed Software that has been licensed by Stereotaxis to and accepted by an End-user the license fees as stated in ANNEX 4 under terms and conditions detailed therein. There will be no license fee due during a trial period for an End-user, which shall not exceed six (6) months.

8.2 Siemens may issue invoices for fees and other amounts due hereunder quarterly for Licensed Software, as described in Section 8.1 above, and maintenance services. Such invoices shall regularly follow the receipt of the list of End-users provided by Stereotaxis in accordance with
         Section 4.1 above. Stereotaxis shall pay to Siemens all undisputed amounts set forth on each such invoice within thirty (30) days of Stereotaxis's receipt of such invoice.

8.3 Any payments to be made by Stereotaxis to Siemens under or in connection with this Agreement, shall be made by Stereotaxis to the following bank account of Siemens (until the next payment due after written notice of change is given by Siemens):

                                     [***]

8.4 If Stereotaxis fails to make any payment (other than payments reasonably disputed by Stereotaxis) in the manner described in this
         Article 8, i.e., within thirty (30) days of Stereotaxis's receipt of the corresponding invoice, then Siemens shall notify Stereotaxis in writing of the nature of such failure. If Stereotaxis fails to make such payment within thirty (30) days of Stereotaxis's receipt of such notice from Siemens that a payment has not been made within thirty (30) days of Stereotaxis's receipt of the corresponding invoice, then an interest at a rate of five percent (5%) per year above the 3 Month US $ LIBOR rate shall be paid by Stereotaxis on such payment.

ARTICLE 9 - AUDITING RIGHTS

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                                          CONFIDENTIAL TREATMENT
                                                     REQUESTED BY STEREOTAXIS, I

9.1 Stereotaxis shall keep records of all sublicenses granted to End-users. Siemens shall have the right to appoint an independent, certified public accounting firm, provided that such firm regularly performs audit work for Fortune 500 companies but is not the predominant accounting firm of Siemens, to audit such Stereotaxis records, as well as such other documents as may be reasonably required, solely for the purpose of verifying Stereotaxis's compliance with its Licensed Software-related payment obligations hereunder. Such audit shall be conducted upon at least five (5) business days notice, during Stereotaxis's normal working hours, at the Stereotaxis location where such records are maintained and in a manner that will not be unduly disruptive to Stereotaxis's operations. The auditor shall prepare a report either verifying such compliance or summarizing the total of any deviations therefrom, which report shall be furnished to each Party but shall be deemed to be the Confidential Information (as defined in Article 11 below) of Stereotaxis. Such audit shall be conducted no more often than once every twelve (12) months and shall be conducted at Siemens' expense, except in those cases where the auditor detects deviations that are greater than ten percent (10%) from Stereotaxis's payment obligations hereunder to the disadvantage of Siemens, in which latter case the cost of the audit shall be borne by Stereotaxis.

9.2 Any and all reports or records or notes other than the report mentioned in Section 9.1 above taken by the auditor shall not be disclosed to Siemens and shall be maintained by the auditor in confidence as Confidential Information of Stereotaxis, pursuant to a written agreement with Stereotaxis that is no less protective of Confidential information than the corresponding terms of this Agreement.

ARTICLE 10 - MAINTENANCE

10.1 Siemens shall provide software maintenance services as detailed in Annex 5. The maintenance services for the Licensed Software are subject to the maintenance fees set out in Annex 5, except as specified otherwise in Article 6 above.

10.2 Stereotaxis will communicate to Siemens suspected errors in the Licensed Software along with information reasonably requested by Siemens in order to reproduce the errors on the Reference Environment. Siemens agrees to respond and correct such errors without undue delay.

10.3 The Parties will promptly notify each other of any suspected bugs or errors in the Licensed Software.

10.4 Notwithstanding any other provision of this Agreement, Siemens shall have no obligation to provide maintenance services:

         - With respect to any non-Siemens computer programs, technology or hardware not provided by Siemens; or

         - With respect to any Licensed Software that is not current within two (2) prior Updates of the most recent Updates.

10.5 Siemens represents and warrants that the maintenance services shall be provided in accordance with this Agreement and with reasonable care and skill.

ARTICLE 11 - CONFIDENTIALITY

11.1 Each Party acknowledges and agrees that it will have access to information, including, but not limited to, intellectual property, trade secrets, business, commercial or technical information, ideas, expressions and the terms of this Agreement, which are represented to be proprietary to the other Party, irrespective of the medium in which such information or data is embedded which shall - when disclosed in tangible form - be marked "Confidential" or with a similar legend by the disclosing Party or which shall - when disclosed orally or visually
         - be identified as such prior to disclosure and summarized in writing by the disclosing Party and said summary (which shall be marked "Confidential" or with a similar legend) is given to the receiving Party within thirty (30) days after such disclosure (hereinafter referred to as "Confidential Information"). In case of disagreement, the receiving Party must present its objections to the summary in writing within thirty (30) days of receipt. Confidential Information shall include any copies or abstracts made thereof as well as any apparatus, modules, samples, prototypes or parts thereof.

                                                      CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.


11.2 The terms and conditions of this Agreement shall be deemed to be Confidential Information of both Parties.

11.3     All Confidential Information exchanged between the Parties:

11.3.1 shall be used by the receiving Party exclusively for the purposes of this Agreement, unless otherwise expressly agreed to in writing by the disclosing Party;

11.3.2 shall during the term of the Agreement and for a period of 5 years after its termination or expiration not be distributed or disclosed in any way or form by the receiving Party to anyone except its employees or those of an Affiliate, consulting firm, counsel or other professional advisors who reasonably need to know such Confidential Information for the purposes of this Agreement and who are bound to confidentiality either by their employment agreement or otherwise that is substantially similar to the confidentiality obligations under this Agreement. Prior to any disclosure to its Affiliates or to its consulting firms, the receiving Party must have an appropriate agreement with any such Affiliate or any such consulting firm sufficient to require the Affiliate or the consulting firm to treat Confidential Information in accordance with this Agreement. Any unauthorized disclosure of the disclosing Party's Confidential Information by the receiving Party, its Affiliates or Affiliates' employees or by its consultants shall constitute a breach of this Agreement by the receiving Party;

11.3.3 shall be treated by the receiving Party with the same degree of care as is used with respect to the receiving Party's own equally important confidential information of a similar nature to avoid disclosure to any third party, but at least with reasonable care; and

11.3.4   shall remain the property of the disclosing Party.

11.4 The obligations of Section 11.3 above shall, however, not apply to any Confidential Information which:

11.4.1 was lawfully in the receiving Party's possession without confidentiality obligation prior to receipt from the disclosing Party;

11.4.2 is at this time of disclosure already in the public domain or becomes available to the public through no breach by the receiving Party;

11.4.3 is lawfully obtained by the receiving Party from a third party without an obligation of confidentiality, provided such third party is not, to the receiving Party's knowledge, in breach of any confidentiality obligation relating to such information;

11.4.4 is developed by the receiving Party or its Affiliates independently from and without reference to such Confidential Information;

11.4.5   was approved for release by written agreement with the disclosing
         Party.

11.5 The receiving Party will derive no rights of any kind, in particular no rights of prior use, from the fact that they as a result of the Confidential Information may possibly obtain knowledge of patentable inventions for which the disclosing Party may possibly apply for intellectual property rights.

11.6 Upon any termination or expiration of this Agreement, unless otherwise instructed in writing by the disclosing Party, the receiving Party shall cease using any Confidential Information of the disclosing Party including such Confidential Information on record-bearing media, as well as any copies thereof. Upon request of the disclosing Party, made in writing to the receiving Party within ninety (90) days after termination of this Agreement the receiving Party shall as per the notice either return such Confidential Information to the disclosing Party or destroy it. This shall not apply to routinely made back-up copies of electronically-exchanged data. In case of a destruction, the receiving Party shall confirm in writing such destruction to the disclosing Party within fourteen (14) days after receipt of the respective request.

11.7 The receiving Party shall not be considered to have breached its obligations under this Article for disclosing Confidential Information of the other Party if such disclosure is required by law or regulation, government authority, duly authorized subpoena or court order or regulatory request. Promptly upon receiving notice of any such requirement or request and to the extent that it may legally do so, such Party shall take reasonable commercial efforts to advise the other Party of the required disclosure prior to making such disclosure in order to afford the other Party a reasonable opportunity to take such action as it deems appropriate to protect such Confidential Information.

Article 12 - Limitation of Liability

12.1 Each Party will without limit be liable for personal injury for which such Party can be held responsible. Each Party will be liable for damages to the other Party's property for which such Party can be held responsible up to a maximum amount of [***] Euro [***] per damage event.

12.2 SUBJECT TO THE EXCLUSION OF EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE THEORY FOR DAMAGE TO OR LOSS OF OTHER PROPERTY OR EQUIPMENT, BUSINESS INTERRUPTION OR LOST REVENUE, LOSS OF PROFITS OR SALES, COST OF CAPITAL, FOR ANY LOSS OF USE, FOR ANY LOSS OR CORRUPTION OF DATA OR FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR ANY OTHER LOSS, COSTS OR EXPENSES OF A SIMILAR TYPE, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.3 THE LIABILITY OF EACH PARTY FOR ANY ACT OR OMISSION, OR WITH RESPECT TO LICENSED SOFTWARE FURNISHED AS WELL AS SERVICES RENDERED UNDER THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), INDEMNITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY, WILL IN NO EVENT EXCEED [***] EURO [***] FOR ALL LIABILITY IN THE AGGREGATE.

12.4 The rights and remedies explicitly contained in this Agreement are exclusive, not cumulative and the Parties accept these remedies in lieu of all rights and remedies available at law or otherwise, in contract (including warranty) or in tort (including negligence), for any and all claims of any nature arising under this Agreement or any performance or breach arising out of this Agreement.

12.5 This Article 12 shall survive any termination or expiration of this Agreement.


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

ARTICLE 13 - FORCE MAJEURE

         Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by events or circumstances beyond the Party's reasonable control such as, but not limited to, riots, civil commotions, wars, strikes, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective Party and of its sub-contractors (hereinafter referred to as "Force Majeure"). In such events, the affected Party shall immediately inform the other Party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases. Unavailability of funds shall not be deemed Force Majeure. Notwithstanding the foregoing, the non-affected Party may, in its sole discretion, terminate this Agreement if the period of delay exceeds six (6) months.

ARTICLE 14 - ARBITRATION

14.1 Any differences or disputes arising from this Agreement or from agreements regarding its performance shall be settled by an amicable effort on the part of both parties to the Agreement. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the parties to the Agreement so notifies the other party in writing.

14.2 If an attempt at settlement has failed, the disputes shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris (Rules) by three arbitrators appointed in accordance with the Rules.

14.3 The place of arbitration shall be Berne, Switzerland. The procedural law of this place shall apply where the Rules are silent.

14.4 The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration.

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.


ARTICLE 15 -- SUBSTANTIVE LAW

         All disputes shall be settled in accordance with the provisions of this Agreement and all other agreements regarding its performance, otherwise in accordance with the substantive law in force in the Canton of Berne, Switzerland, without reference to other laws.


ARTICLE 16 -- TERM OF THE AGREEMENT

         16.1 This Agreement shall commence on the Effective Date and remain in effect for a period of six (6) years thereafter, unless terminated earlier by either Party as hereinafter provided, and shall automatically be renewed for consecutive one (1) year periods unless either Party provides written notice to the other Party of an intention not to renew at least ninety (90) days prior to the end of the original six (6) year period or any subsequent one (1) year renewal periods (the original period along with any extension periods, the "Term").

         16.2 The rights to use paid-up copies of the Licensed Software will not be affected by the expiration hereof pursuant to Section 16.1 of this Agreement.

ARTICLE 17 -- TERMINATION

         17.1 This Agreement may by written notice be forthwith terminated by a Party having such right as herein provided -- and save of any other rights such Party may have -- upon the occurrence of either one or more of the following events stated below:

               -- by either Party in the event that the other Party has failed in the performance of any material obligation under this Agreement by giving not less than forty-five (45) days written notice specifying any such breach (hereinafter referred to as "Notice") unless within the period of such Notice all breaches specified shall have been remedied or a plan for remedying such breaches has been proposed by the other Party and has been accepted by the first Party mentioned during such forty-five (45) day period, with the understanding that Notice shall not be required for any failure in the performance of any material obligation under this Agreement which cannot be remedied or which relates to Siemens' warranty or support obligations under this Agreement; or

          - by either Party in the event that the other Party voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it (which petition is not discharged within sixty (60) days after filing), or is placed in an insolvency proceeding, or if an order is issued appointing a receiver or trustee or a levy or attachment is made against a substantial portion of its assets which order shall not be vacated, or set aside within sixty (60) days from date of issuance, or if any assignment for the benefit of its creditors is made, or

          - by either Party if there is a change in control of the other Party which in the reasonable opinion of the terminating Party adversely affects such Party's position, rights or interests.

17.2 Upon termination or expiration of this Agreement, Stereotaxis shall promptly pay Siemens any undisputed amounts due to Siemens and cease any use of the Licensed Software, including copies thereof and Software Documentation in Stereotaxis's possession. Notwithstanding the foregoing, Stereotaxis may continue to provide Licensed Software support (including previously received Updates) to existing End-users for a period not to exceed six (6) months after such termination or expiration but may not sublicense the Licensed Software to any new End-users and Siemens is not obligated to provide any continuing support. All obligations of either Party accrued prior to termination, and those obligations relating to confidentiality, protection of the Software and the Software Documentation and restriction to use shall survive termination. Any sublicenses granted to End-users prior to the termination or expiration of this Agreement shall not be affected by such termination or expiration.

ARTICLE 18 - EXPORT REGULATIONS

         Stereotaxis shall comply with all export laws applicable to the Licensed Software and/or the Software Documentation in effect from time to time. Without limiting the generality of the foregoing, Stereotaxis expressly warrants that it will not directly or indirectly

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.


         export, re-export, or tranship the Licensed Software or the Software Documentation in violation of any export laws, rules or regulations of Germany or the United States.

         Stereotaxis when sublicensing the Licensed Software to End-users shall also oblige such End-users to adhere to the aforementioned export provision.

         The Licensed Software has no bit encryption.

ARTICLE 19 - MISCELLANEOUS

19.1 Each Party shall name to the other authorized representatives forthwith after signing of the Agreement who shall bring about any and all decisions in connection with the performance of this Agreement.

19.2 This Agreement shall not be modified or amended except by a written agreement dated subsequently to the date of this Agreement and signed on behalf of Siemens and Stereotaxis by their respective duly authorized representatives as an amendment hereto. This requirement of written form can only be waived in writing.

19.3     All Annexes shall be considered as an integral part of this Agreement.

19.4 If Stereotaxis licenses Licensed Software, including Software Documentation, to the US Government, the following provisions apply: if Licensed Software is supplied to the Department of Defense ("DOD"), Licensed Software is subject to "Restricted Rights" including a legend to be affixed to the Licensed Software, as that term is defined in the DOD Supplement to the Federal Acquisition Regulations ("DFAR") in paragraph 252.227-7013(c)(1); if Licensed Software is supplied to any unit or agency of the US Government other than DOD, the US Government's rights in the Licensed Software will be as defined in paragraph 52.227-19(c)(2) of the Federal Acquisition Regulations ("FAR"). Any failure by Siemens to affix a Restricted Rights legend on Licensed Software shall not be deemed to constitute a waiver of any obligation of Stereotaxis imposed by this Agreement.

         Under no circumstances shall Siemens be obligated to comply with any requirements imposed by the US Government regarding submission of, or the request for exemption from, submission of cost or pricing data or cost accounting requirements for any distribution or license of Licensed Software that would require compliance by Siemens with US Governmental requirements relating to cost or pricing data or cost accounting requirements.

19.5 Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship. Except as specified herein, neither Party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of the other Party hereto.

19.6 Press releases or other information on the conclusion or content of this Agreement shall only be made available to third parties, in particular press agencies, with the prior written consent of the other Party hereto, provided, however, Stereotaxis may disclose this Agreement to third parties that have a sincere interest in acquiring Stereotaxis or any share of the company exceeding 5% under an obligation of confidentiality not less stringent than the provisions provided for in Article 11 for purposes of legal or financial due diligence after informing Siemens in detail of such event. Neither Party will use any of the other Party or its Affiliates' trademarks, trade names or representations of the other Party or its Affiliates' products or services, or refer directly or indirectly to the other Party or its Affiliates', or the products or services of either in order to make known and/or publicize its relationship with the other Party or its Affiliates' without, in any case, obtaining the prior written permission of the other Party and its parent companies, if any.

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.

19.7 Notices and communications between Stereotaxis and Siemens shall be given in writing or by e-mail or facsimile in English language to the following addresses of the Parties or to such other address as the party concerned may subsequently notify in writing to the other Party:

         If to Stereotaxis:

         Stereotaxis, Inc.
         4041 Forest Park Avenue
         St. Louis, MO 63108
         Attention: Chief Executive Officer and Sr. Vice President of Research
                    & Development
         Tel. 314-615-6940
         Fax 314-615-6922

         and, if to Siemens:

         Siemens Aktiengesellschaft
         Attn.: Dr. Reinmar Killmann
         SiemensstraBe 1
         91301 Forchheim
         Germany
         Tel. +49 (9191) 18 8979
         Fax +49 (9191) 18 8951
         E-Mail reinmar.killmann@siemens.com

19.8 A waiver of any default by either Party of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other provisions of this Agreement, but shall apply solely to the instances to which such waiver is granted.

19.9 Should individual provisions of this Agreement be illegal or unenforceable for legal reasons then, unless the basic intentions of the Parties under this Agreement are materially altered, the validity of the remaining provisions of this Agreement shall not be affected thereby. In such a case the Parties shall come to an agreement approximating as closely as possible the arrangement originally envisaged in this Agreement.

19.10 The titles to the Articles of this Agreement are for convenience or reference only and are not part of this Agreement and shall not in any way affect the interpretation thereof.

19.11 This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all previous communications, representations, understanding and agreements, either oral or written, between the Parties with respect to such subject matter hereof. Notwithstanding the foregoing, this Agreement shall not alter or amend the rights or obligations of either party as set forth in and provided under the Extended Collaboration Agreement.

19.12 Neither the rights nor the obligations of this Agreement may be assigned or transferred in any manner, except with the prior written consent of the other Party or except as part of a transfer of all or of a substantial part of the activities to which the subject matter of this Agreement pertains whether by sale, merger or consolidation, provided, however, that either Party may assign any and all of its rights and obligations without the prior written consent of the other Party to an Affiliate. In case of such a transfer the respective Party shall ensure that the transferee, assignee or successor will comply with the terms of this Agreement.

19.13 Siemens agrees to discuss with Stereotaxis any plans that Siemens may now or in the future have to create upgrades that are not specified in Annex 1 of the Licensed Software and to offer Stereotaxis the ability to negotiate the functionality of any such upgrades on reasonable terms and conditions to be agreed upon by the Parties.

19.14 By the signature of each of the representatives of the Parties placed on this Agreement, each such signatory represents and warrants that he or she is authorized to sign this Agreement on behalf of the Party for whom he or she is acting.

                                                          CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective duly authorized representatives.


Date:                                     Date: 3-March-2004

Stereotaxis Inc.                          Siemens Aktiengesellschaft


/s/ Michael P. Kaminski                   /s/ Dr. Reinmar Killmann
-------------------------                 ----------------------------------
Name:  Michael P. Kaminski                Name:  Dr. Reinmar Killmann
Title: COO                                Med AX PLM-I FC


                                          /s/ Dr. Ralf Thomas
                                          ----------------------------------
                                          Name:  Dr. Ralf Thomas
                                          Med KL AX

ANNEX 1: "LICENSED SOFTWARE"

1. FUNCTIONALITY

The requirements of the Licensed Software are described in the following document:

Requirement Specification "3D Pre-Operative Image Navigation", V1.0, by Walter Blume and Jan Boese, released 22.05.2003, signed by Siemens AX, Stereotaxis and Siemens SCR.

2.DELIVERY

 The Licensed Software will be delivered via CD-ROM. The delivery will include:

     -    binaries (e.g. executables, libraries, OCXs, lib-files, dll-files)

     -    include files

     -    documentation (see Annex 2)

     - software containing application examples for using the interfaces of delivered components

3.SOFTWARE ENVIRONMENT

 The Licensed Software will run under Windows 2000. The Licensed Software is intended to run as a component (library) of the software of the Product.

                                                      CONFIDENTIAL TREATMENT
                                                  REQUESTED BY STEREOTAXIS, INC.


ANNEX 2: "SOFTWARE DOCUMENTATION"

Software Documentation will be delivered as follows:

- Detailed description of the programming interface

  This description will be delivered in form of header files containing description of functions and variables.

ANNEX 3: HARDWARE

The Licensed Software will run as part of the Product on the Product hardware platform, which is as follows:

PC with the following properties (minimal configuration):

-        CPU                 Intel P4 2GHz

-        Memory              1 Gb Kingston DDR RAM (2x512)

-        CD.RW               IDE 12*10*32 (At least)

-        Graphics Card       OpenGI support of 3d texture rendering required

                                                      Confidential Treatment
                                              Requested by Stereotaxis, Inc.


ANNEX 4: LICENSE FEES

Fee for one license: [***]


Invoices will be issued in Euro.


[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

ANNEX 5: MAINTENANCE SERVICES AND MAINTENANCE FEES

1. MAINTENANCE SERVICES

Maintenance service covers:

     -    Error correction

     -    Migration to higher versions of Windows compatible operating systems

     - Migration to higher versions of the DICOM standard in order to read/import the actual version of single, static, uncompressed cardiac 3D DICOM images (CT, MR)

     -    Vendor-required hardware changes

2. MAINTENANCE FEES

Maintenance service is free for 12 months after sublicensing, as per Article 6 above.

     -    Maintenance fee for one license is [***] E per year.

     - The above maintenance fees are mandatory for the first three years after the one-year period of cost-free maintenance as described in article 6.2.

     - Stereotaxis has the option to extend this pricing after the first mandatory 3 years on yearly basis on unchanged conditions (concerning maintenance service and maintenance fees) through no less than the end of the original six (6) year period of the Term.

3. HOURLY SERVICE

     - If maintenance service is required due to an event at an End-user site at which no service and maintenance contract is in effect between Stereotaxis and Siemens (i.e. if the maintenance contract is not prolonged after the 3 years of mandatory maintenance), Siemens will provide this service to Stereotaxis at an hourly rate of [***] E. This service will be provided by Siemens through any of its Affiliates deemed to be appropriate by Siemens. This price shall be fixed until the end of the original six (6) year period of the Term and subject to renegotiation thereafter.

Invoices will be issued in Euro

[*** Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]